EXHIBIT 99.1

Labor Ready Announces 2007 First Quarter Results

TACOMA, Wash. -- April 18, 2007 -- Labor Ready, Inc. (NYSE:LRW) reported revenue for the first quarter ended March 30, 2007 of $290 million, a decrease of 2.3 percent from $297 million for the first quarter of 2006. Net income for the first quarter was $10.3 million or $0.21 per diluted share, a decrease in net income of 9.8 percent, as compared to $11.5 million or $.21 per diluted share for the first quarter of 2006.

“We delivered better than expected results this quarter, and I am proud of our hard-working employees and their efforts to drive demand given the headwinds we faced,” said Labor Ready CEO Steve Cooper.  “We saw positive momentum in the demand for our services this quarter after experiencing a drop in demand during the second half of 2006.”

Revenue for the quarter from branches open 12 months or longer declined 3.1 percent over the same quarter a year ago, while branches opened in the last 12 months contributed growth of 1.6 percent.

Gross margin was 32.0 percent for the quarter compared to 31.3 percent the same quarter a year ago.  Gross margin this quarter was positively impacted by 1.2 percent of revenue as a result of lower workers’ compensation expense offset by increased wage and pricing pressure of .5 percent of revenue.

“Our attention to safety and risk management continues to reduce workers’ compensation expense,” said Cooper.  “As expected, we experienced some price sensitivity this quarter due to overall market conditions and the large number of states with minimum wage increases.”

Labor Ready opened a total of seven new branches and closed six branches during the quarter resulting in 913 branches in operation.  Approximately 10-15 additional branch openings are planned for 2007.

As of April 12, 2007, the company had repurchased a total of 4.7 million shares at a cost of $88 million in 2007, completing the share repurchase programs previously authorized by the Board of Directors.

Labor Ready also provided guidance for the second quarter and updated its outlook for 2007. For the second quarter, the company estimates revenue in the range of $337 million to $340 million and net income per diluted share between $0.33 and $0.35. For the year, the company estimates revenue in the range of $1.35 to $1.37 billion and net income per diluted share between $1.40 to $1.45.

Management will discuss the company’s performance with analysts on a conference call at 5 p.m. (ET) today, April 18, 2007. The conference call will be broadcast on the internet at www.laborready.com and archived later in the day for replay.

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect Labor Ready’s financial results and operations in the future. Labor Ready’s actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) Labor Ready’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on Labor Ready’s operations and financial results; 4) significant labor disturbances which could disrupt industries Labor Ready serves; 5)

increased costs and collateral requirements in connection with Labor Ready’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of Labor Ready’s financial reserves; 7) Labor Ready’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) Labor Ready’s ability to attract and retain competent employees in key positions or to find temporary employees or skilled trade workers to fulfill the needs of our customers; 9) Labor Ready’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) Labor Ready’s ability to timely execute strategies for acquired companies; and 11) other risks described in Labor Ready’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

About Labor Ready

Labor Ready is an international provider of temporary employees for manual labor, light industrial and skilled construction trades, operating under the brand names of Labor Ready, Labour Ready, Workforce, Spartan Staffing, and CLP Resources. Labor Ready’s customers are primarily small to mid-sized businesses in the construction, warehousing, hospitality, landscaping, transportation, light manufacturing, retail, wholesale, facilities and sanitation industries. Annually, Labor Ready serves more than 300,000 customers and puts approximately 600,000 people to work through its more than 900 branch offices in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com.

For more information, contact:

Derrek Gafford, CFO
253-680-8214

Stacey Burke, Director of Corporate Communications
253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended
	March 30,	March 31,
	2007	2006

Revenue from services	$290,237	$297,067
Cost of services	197,446	204,150
Gross profit	92,791	92,917
Selling, general and administrative expenses	77,376	74,224
Depreciation and amortization	2,401	2,796
Income from operations	13,014	15,897
Interest and other income, net	3,282	2,746
Income before tax expense	16,296	18,643
Income tax	5,948	7,177
Net income	$10,348	$11,466

Net income per common share:
Basic	$0.21	$0.21
Diluted	$0.21	$0.21

Weighted average shares outstanding:
Basic	49,076	53,680
Diluted	49,342	54,447

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

	March 30,	December 29,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$59,796	$107,944
Marketable securities	83,822	91,510
Accounts receivable, net	114,749	120,173
Other current assets	17,712	20,131
Total current assets	276,079	339,758
Property and equipment, net	36,143	31,949
Other assets	218,139	220,599
Total assets	$530,361	$592,306

Liabilities and shareholders’ equity
Current liabilities	$101,163	$101,385
Long-term liabilities	139,429	138,403
Total liabilities	240,592	239,788
Shareholders’ equity	289,769	352,518
Total liabilities and shareholders’ equity	$530,361	$592,306

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirteen Weeks Ended
	March 30,	March 31,
	2007	2006

Cash Flows from Operating activities:
Net income	$10,348	$11,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,401	2,796
Provision for doubtful accounts	1,631	1,598
Deferred income taxes	229	(7,763)
Stock-based compensation	2,356	2,497
Excess tax benefits from stock-based compensation	(418)	(1,877)
Other operating activities	-	(194)
Changes in operating assets and liabilities:
Accounts receivable	3,793	8,992
Income taxes	4,792	15,160
Other assets	3,889	506
Accounts payable	5,478	6
Accrued wages and benefits	(5,179)	(4,410)
Workers’ compensation claims reserve	(1,588)	5,473
Other current liabilities	-	(38)
Net cash provided by operating activities	27,732	34,212

Cash Flows from Investing activities:
Capital expenditures	(6,189)	(3,859)
Maturities of marketable securities	110,496	12,002
Purchases of marketable securities	(102,813)	(11,243)
Change in restricted cash and other assets	(1,891)	(7,431)
Net cash used in investing activities	(397)	(10,531)

Cash Flows from Financing activities:
Purchase and retirement of common stock	(76,749)	-
Net proceeds from sale of stock through options and employee benefit plans	837	1,335
Excess tax benefits from stock-based compensation	418	1,877
Payments on debt	(188)	(193)
Net cash provided by (used in) financing activities	(75,682)	3,019

Effect of exchange rates on cash	199	202

Net change in cash and cash equivalents	(48,148)	26,902

Cash and cash equivalents, beginning of period	107,944	82,155
Cash and cash equivalents, end of period	$59,796	$109,057